SECURITY AGREEMENT

This Security Agreement, made and entered into as of the ____ day of May, 2013, between,

PNC BANK, NATIONAL ASSOCIATION, a national banking association with an office at 201 Penn Avenue, Scranton, Pennsylvania 18503 (herein called the “Bank”),

AND

Saker Aviation services, INC., a Nevada corporation with an office at 101 Hanger Road, Avoca, Pennsylvania 18641 (herein called the “Grantor”),

WITNESSETH:

Whereas, pursuant to the terms and conditions of a certain Loan Agreement dated the date hereof (the “Loan Agreement”) between the Bank, the Grantor, FBO Air-Wilkes-Barre, Inc., FBO Air-Garden City, Inc., and FirstFlight Heliports, LLC (collectively, with the Grantor, the “Borrowers”), the Bank has provided certain financing to the Borrowers in the form of a line of credit in the original principal amount of $1,150,000.00, a convertible line of credit in the original principal amount of $2,500,000.00 and a term loan in the original principal amount of $_____________ (collectively, the “Loans”); and

Whereas, in order to secure the repayment of the Loans, as well as the other “Obligations” identified and defined in this Agreement, the Grantor has granted the Bank a security interest in and lien upon all of the “Collateral” identified and defined in this Agreement,

NOW, THEREFORE, the Grantor and the Bank, intending to be legally bound, hereby agree as follows:

1.          Definitions.

(a)           “Collateral” shall include all personal property of the Grantor, including the following, all whether now owned or hereafter acquired or arising and wherever located: (i) accounts (including credit card receivables); (ii) securities entitlements, securities accounts, commodity accounts, commodity contracts and investment property; (iii) deposit accounts; (iv) instruments (including promissory notes); (v) documents (including warehouse receipts); (vi) chattel paper (including electronic chattel paper and tangible chattel paper); (vii)  inventory, including raw materials, work in process, or materials used or consumed in Grantor’s business, items held for sale or lease or furnished or to be furnished under contracts of service, sale or lease, goods that are returned, reclaimed or repossessed; (viii) goods of every nature, including stock-in-trade, goods on consignment, and computer programs embedded in such goods and farm products; (ix) equipment, including machinery, vehicles and furniture; (x) fixtures; (xi) commercial tort claims, if any, described on Exhibit A hereto; (xii) letter of credit rights; (xiiii) general intangibles, of every kind and description, including payment intangibles, software, computer information, source codes, object codes, records and data, all existing and future customer lists, choses in action, claims (including claims for indemnification or breach of warranty), books, records, patents and patent applications, copyrights, trademarks, tradenames, tradestyles, trademark applications, goodwill, blueprints, drawings, designs and plans, trade secrets, contracts, licenses, license agreements, formulae, tax and any other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies; (xiv) all supporting obligations of all of the foregoing property; (xv) all property of the Grantor now or hereafter in the Bank’s possession or in transit to or from, or under the custody or control of, the Bank or any affiliate thereof; (xvi) all cash and cash equivalents thereof; and (xvii) all cash and noncash proceeds (including insurance proceeds) of all of the foregoing property, all products thereof and all additions and accessions thereto, substitutions therefor and replacements thereof.

(b) “Documents” means this Agreement, the Loan Agreement, and any and all notes evidencing the Loans and the Obligations and all related documents, instruments and agreements. The terms and conditions of each such Document are hereby incorporated herein by reference.

(c)           “Obligations” shall include the Loans and all other loans, advances, debts, liabilities, obligations, covenants and duties owing by any of the Borrowers to the Bank or to any other direct or indirect subsidiary of The PNC Financial Services Group, Inc., of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, and whether or not (i) evidenced by any note, guaranty or other instrument, (ii) arising under any agreement, instrument or document, (iii) for the payment of money, (iv) arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, (v) under any interest or currency swap, future, option or other interest rate protection or similar agreement, (vi) under or by reason of any foreign currency transaction, forward, option or other similar transaction providing for the purchase of one currency in exchange for the sale of another currency, or in any other manner, (vii) arising out of overdrafts on deposit or other accounts or out of electronic funds transfers (whether by wire transfer or through automated clearing houses or otherwise) or out of the return unpaid of, or other failure of the Bank to receive final payment for, any check, item, instrument, payment order or other deposit or credit to a deposit or other account, or out of the Bank’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository or other similar arrangements; and any amendments, extensions, renewals and increases of or to any of the foregoing, and all costs and expenses of the Bank incurred in the documentation, negotiation, modification, enforcement, collection and otherwise in connection with any of the foregoing, including reasonable attorneys’ fees and expenses.

(d)           “UCC” means the Uniform Commercial Code, as adopted and enacted and as in effect from time to time in the Commonwealth of Pennsylvania. Terms used herein which are defined in the UCC and not otherwise defined herein shall have the respective meanings ascribed to such terms in the UCC. To the extent the definition of any category or type of collateral is modified by any amendment, modification or revision to the UCC, such modified definition will apply automatically as of the date of such amendment, modification or revision.

2.          Grant of Security Interest. To secure the Obligations, the Grantor, as debtor, hereby assigns and grants to the Bank, as secured party, a continuing lien on and security interest in the Collateral.

3.          Change in Name or Locations. The Grantor hereby agrees that if the location of the Collateral changes from the locations listed on Exhibit A hereto and made part hereof, or if the Grantor changes its name, its type of organization, its state of organization, its chief executive office or establishes a name in which it may do business that is not listed as a tradename on Exhibit A hereto, the Grantor will immediately notify the Bank in writing of the additions or changes.

4.          Representations and Warranties. The Grantor represents, warrants and covenants to the Bank that: (a) all information, including its type of organization, jurisdiction of organization, and chief executive office are as set forth on Exhibit A hereto and are true and correct on the date hereof; (b) the Grantor has good and legal title to the Collateral, has not made any prior sale, pledge, encumbrance, assignment or other disposition of any of the Collateral, and the Collateral is free from all encumbrances and rights of setoff of any kind except the lien in favor of the Bank created by this Agreement or as otherwise disclosed in the Loan Agreement; (c) except as herein provided, the Grantor will not hereafter without the Bank’s prior written consent sell, pledge, encumber, assign or otherwise dispose of any of the Collateral or permit any right of setoff, lien or security interest to exist thereon except to the Bank or as otherwise allowed under the Loan Agreement; (d) the Grantor will defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein; (e) each account and general intangible, if included in the definition of Collateral, is genuine and enforceable in accordance with its terms and the Grantor will defend the same against all claims, demands, setoffs and counterclaims at any time asserted; and (f) at the time any account or general intangible becomes subject to this Agreement, such account or general intangible will be a good and valid account representing a bona fide sale of goods or services by the Grantor and such goods will have been shipped to the respective account debtors or the services will have been performed for the respective account debtors, and no such account or general intangible will be subject to any claim for credit, allowance or adjustment by any account debtor or any setoff, defense or counterclaim.

5.          Grantor’s Covenants. The Grantor covenants that it shall:

(a)          from time to time during Grantor’s normal business hours and upon reasonable prior notice to Grantor (except that no notice shall be required if an Event of Default, as hereinafter defined, has occurred and is continuing) allow the Bank, by or through any of its officers, agents, attorneys, or accountants, to examine or inspect the Collateral, and obtain valuations and audits of the Collateral, at the Grantor’s expense, wherever located. The Grantor shall do, obtain, make, execute and deliver all such additional and further acts, things, deeds, assurances and instruments as the Bank may require to vest in and assure to the Bank its rights hereunder and in or to the Collateral, and the proceeds thereof, including waivers from landlords, warehousemen and mortgagees. The Grantor agrees that the Bank has the right to notify (on invoices or otherwise) account debtors and other obligors or payors on any Collateral of its assignment to the Bank, and that all payments thereon should be made directly to the Bank, and that the Bank has full power and authority to collect, compromise, endorse, sell or otherwise deal with the Collateral in its own name or that of the Grantor at any time upon an Event of Default;

(b)          keep the Collateral in good order and repair at all times and immediately notify the Bank of any event causing a material loss or decline in value of the Collateral (ordinary wear and tear excepted), whether or not covered by insurance, and the amount of such loss or depreciation;

(c)          only use or permit the Collateral to be used in accordance with all applicable federal, state, county and municipal laws and regulations; and

(d)          have and maintain insurance at all times with respect to all Collateral against risks of fire (including so-called extended coverage), theft, sprinkler leakage, and other risks (including risk of flood if any Collateral is maintained at a location in a flood hazard zone) as the Bank may require, in such form, in such amount, for such period and written by such companies as may be satisfactory to the Bank in its sole discretion. Each such casualty insurance policy shall contain a standard Lender’s Loss Payable Clause issued in favor of the Bank under which all losses thereunder shall be paid to the Bank as the Bank’s interests may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without at least thirty (30) days prior written notice to the Bank and shall insure the Bank notwithstanding the act or neglect of the Grantor. Upon the Bank’s demand, the Grantor shall furnish the Bank with duplicate original policies of insurance or such other evidence of insurance as the Bank may require. In the event of failure to provide insurance as herein provided, the Bank may, at its option, obtain such insurance and the Grantor shall pay to the Bank, on demand, the cost thereof. Proceeds of insurance may be applied by the Bank to reduce the Obligations or to repair or replace Collateral, all in the Bank’s sole discretion.

6.          Negative Pledge; No Transfer. Except as otherwise allowed under the Loan Agreement, the Grantor will not sell or offer to sell or otherwise transfer or grant or allow the imposition of a lien or security interest upon the Collateral (except for sales of inventory and collections of accounts in the Grantor’s ordinary course of business), will not allow any third party to gain control of all or any part of the Collateral, and will not use any portion thereof in any manner inconsistent with this Agreement or with the terms and conditions of any policy of insurance thereon.

7.          Covenants for Accounts. If accounts are included in the definition of Collateral:

(a)          The Grantor will, on the Bank’s demand, make notations on its books and records showing the Bank’s security interest and make available to the Bank shipping and delivery receipts evidencing the shipment of the goods that gave rise to an account, completion certificates or other proof of the satisfactory performance of services that gave rise to an account, a copy of the invoice for each account and copies of any written contract or order from which an account arose. The Grantor shall promptly notify the Bank if an account becomes evidenced or secured by an instrument or chattel paper and upon the Bank’s request, will promptly deliver any such instrument or chattel paper to the Bank, including any letter of credit delivered to the Grantor to support a shipment of inventory by the Grantor.

(b)          From time to time with such frequency as the Bank may request, the Grantor will report to the Bank all credits given to account debtors on all accounts, including such credits resulting from an account debtor’s refusal or return of goods.

(c)          The Grantor will immediately notify the Bank if any account arises out of contracts with the United States or any department, agency or instrumentality thereof, and will execute any instruments and take any steps required by the Bank so that all monies due and to become due under such contract shall be assigned to the Bank and notice of the assignment given to and acknowledged by the appropriate government agency or authority under the Federal Assignment of Claims Act.

(d)          At any time after the occurrence of an Event of Default, and without notice to the Grantor, the Bank may direct any persons who are indebted to the Grantor on any Collateral consisting of accounts or general intangibles to make payment directly to the Bank of the amounts due, in which case the Bank shall be authorized to collect, compromise, endorse and sell any such Collateral in its own name or in the Grantor’s name and to give receipts to such account debtors for any such payments and the account debtors will be protected in making such payments to the Bank. Upon the Bank’s written request, the Grantor will establish with the Bank and maintain a lockbox account (“Lockbox”) with the Bank and a depository account(s) (“Cash Collateral Account”) with the Bank subject to the provisions of this subparagraph and such other related agreements as the Bank may require, and the Grantor shall notify its account debtors to remit payments directly to the Lockbox. Thereafter, funds collected in the Lockbox shall be transferred to the Cash Collateral Account, and funds in the Cash Collateral Account shall be applied by the Bank, daily, to reduce the outstanding Obligations.

8.          Further Assurances. By its signature hereon, the Grantor hereby irrevocably authorizes the Bank to execute (on behalf of the Grantor) and file against the Grantor one or more financing, continuation or amendment statements pursuant to the UCC in form satisfactory to the Bank, and the Grantor will pay the cost of preparing and filing the same in all jurisdictions in which such filing is deemed by the Bank to be necessary or desirable in order to perfect, preserve and protect its security interests in the Collateral. If required by the Bank, the Grantor will execute all documentation necessary for the Bank to obtain and maintain perfection of its security interests in the Collateral. At the Bank’s request, the Grantor will execute, in form satisfactory to the Bank, a Rider to Security Agreement - Copyrights (if any Collateral consists of registered or unregistered copyrights), a Rider to Security Agreement - Patents (if any Collateral consists of patents or patent applications), or a Rider to Security Agreement - Trademarks (if any Collateral consists of trademarks, tradenames, tradestyles or trademark applications). If any Collateral consists of letter of credit rights, electronic chattel paper, deposit accounts or supporting obligations not maintained with the Bank or one of its affiliates, or any securities entitlement, securities account, commodities account, commodities contract or other investment property, then at the Bank’s request the Grantor will execute, and will cause the depository institution or securities intermediary upon whose books and records the ownership interest of the Grantor in such Collateral appears, to execute such Pledge Agreements, Notification and Control Agreements or other agreements as the Bank deems necessary in order to perfect, prioritize and protect its security interest in such Collateral, in each case in a form satisfactory to the Bank.

9.           Events of Default. The Grantor shall, at the Bank’s option, be in default under this Agreement upon the happening of any of the following events or conditions (each, an “Event of Default”): (a) any Event of Default under the Loan Agreement or any of the Documents; (b) the failure by the Grantor to perform any of its obligations under this Agreement; (c) falsity, inaccuracy or material breach by the Grantor of any written warranty, representation or statement made or furnished to the Bank by or on behalf of the Grantor; (d) the failure of the Bank to have a perfected first priority security interest in the Collateral, except as otherwise allowed under the Loan Agreement; (e) any indication or evidence received by the Bank that the Grantor may have directly or indirectly been engaged in any type of activity which, in the Bank’s discretion, might result in the forfeiture of any property of the Grantor to any governmental entity, federal, state or local; or (f) if the Bank otherwise deems itself insecure.

10.          Remedies. Upon the occurrence of any such Event of Default and at any time thereafter, the Bank may declare all Obligations secured hereby immediately due and payable and shall have, in addition to any remedies provided herein or by any applicable law or in equity, all the remedies of a secured party under the UCC. The Bank’s remedies include, but are not limited to, the right to (a) peaceably by its own means or with judicial assistance enter the Grantor’s premises and take possession of the Collateral without prior notice to the Grantor or the opportunity for a hearing, (b) render the Collateral unusable, (c) dispose of the Collateral on the Grantor’s premises, (d) require the Grantor to assemble the Collateral and make it available to the Bank at a place designated by the Bank, and (e) notify the United States Postal Service to send the Grantor’s mail to the Bank. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Bank will give the Grantor reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. The requirements of commercially reasonable notice shall be met if such notice is sent to the Grantor at least ten (10) days before the time of the intended sale or disposition. Expenses of retaking, holding, preparing for disposition, disposing or the like shall include the Bank’s reasonable attorneys’ fees and legal expenses, incurred or expended by the Bank to enforce any payment due it under this Agreement either as against the Grantor, or in the prosecution or defense of any action, or concerning any matter growing out of or connection with the subject matter of this Agreement and the Collateral pledged hereunder. The Grantor waives all relief from all appraisement or exemption laws now in force or hereafter enacted.

11.          Power of Attorney. The Grantor does hereby make, constitute and appoint any officer or agent of the Bank as the Grantor’s true and lawful attorney-in-fact, with power to (a) endorse the name of the Grantor or any of the Grantor’s officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment or Collateral that may come into the Bank’s possession in full or part payment of any Obligations; (b) sue for, compromise, settle and release all claims and disputes with respect to, the Collateral; and (c) sign, for the Grantor, such documentation required by the UCC, or supplemental intellectual property security agreements; granting to the Grantor’s said attorney full power to do any and all things necessary to be done in and about the premises as fully and effectually as the Grantor might or could do; provided, however, that the Bank shall not exercise the power of attorney granted under clauses (a) and (b) of this Section unless an Event of Default has occurred and is continuing hereunder. The Grantor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest, and is irrevocable.

12.          Payment of Expenses. At its option, the Bank may discharge taxes, liens, security interests or such other encumbrances as may attach to the Collateral, may pay for required insurance on the Collateral and may pay for the maintenance, appraisal or reappraisal, and preservation of the Collateral, as determined by the Bank to be necessary. The Grantor will reimburse the Bank on demand for any payment so made or any expense incurred by the Bank pursuant to the foregoing authorization, and the Collateral also will secure any advances or payments so made or expenses so incurred by the Bank.

13.          Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing and will be effective upon receipt. Notices may be given in any manner to which the Bank and the Grantor may separately agree, including electronic mail. Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices. Regardless of the manner in which provided, Notices may be sent to addresses for the Bank and the Grantor as set forth above or to such other address as either may give to the other for such purpose in accordance with this Section.

14.          Preservation of Rights. No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank’s action or inaction impair any such right or power. The Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity.

15.          Illegality. If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.

16.          Changes in Writing. No modification, amendment or waiver of, or consent to any departure by the Grantor from, any provision of this Agreement will be effective unless made in a writing signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Grantor will entitle the Grantor to any other or further notice or demand in the same, similar or other circumstance.

17.          Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

18.          Counterparts. This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

19.          Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Grantor and the Bank and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Grantor may not assign this Agreement in whole or in part without the Bank’s prior written consent and the Bank at any time may assign this Agreement in whole.

20.          Interpretation. In this Agreement, unless the Bank and the Grantor otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Unless otherwise specified in this Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP. If this Agreement is executed by more than one Grantor, the obligations of such persons or entities will be joint and several.

21.          Indemnity. The Grantor agrees to indemnify each of the Bank, each legal entity, if any, who controls the Bank and each of their respective directors, officers and employees (the “Indemnified Parties”) and to defend and hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including all fees and charges of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation and preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of the Grantor), in connection with or arising out of or relating to the matters referred to in this Agreement or the Obligations, whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by the Grantor, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority; provided, however, that the foregoing indemnity agreement shall not apply to any claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party’s gross negligence or willful misconduct. The indemnity agreement contained in this Section shall survive the termination of this Agreement, payment of the Obligations and assignment of any rights hereunder. The Grantor may participate at its expense in the defense of any such claim.

22.          Governing Law and Jurisdiction. This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the Commonwealth of Pennsylvania. This Agreement will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the commonwealth of pennsylvania, except that the laws of the State where any Collateral is located (if different from the commonwealth of pennsylvania) shall govern the creation, perfection and foreclosure of the liens created hereunder on such property or any interest therein. The Grantor hereby irrevocably consents to the exclusive jurisdiction of the Court of Common Pleas of Lackawanna County, Pennsylvania or the United States District Court for the Middle District of Pennsylvania; provided that nothing contained in this Agreement will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Grantor individually, against any security or against any property of the Grantor within any other county, state or other foreign or domestic jurisdiction. The Bank and the Grantor agree that the venue provided above is the most convenient forum for both the Bank and the Grantor. The Grantor waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

23.          WAIVER OF JURY TRIAL. EACH OF THE GRANTOR AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE GRANTOR AND THE BANK ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

The Grantor acknowledges that it has read and understood all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

In Witness Whereof, the parties have executed this Security Agreement as of the day and year first above written, intending to be legally bound.

WITNESS:	PNC BANK NATIONAL ASSOCIATION

By

		Title:	Vice President

WITNESS:	SAKER AVIATION SERVICES, INC.

By

		Title:	President and Chief Executive Officer

EXHIBIT A

1.	Grantor’s form of organization: Corporation

2.	Grantor’s State of organization: Nevada

3.	Address of Grantor’s chief executive office:

101 Hanger Road
Avoca, Pennsylvania 18641

4.	Grantor’s organization ID No.:

5.	Address for books and records:

101 Hanger Road
Avoca, Pennsylvania 18641

6.	Addresses of other Collateral locations, including Counties, for the past five (5) years:

None

7.	Name and address of landlord or owner if location is not owned by the Grantor:

The Counties of Luzerne and Lackawanna
(d/b/a Wilkes-Barre/Scranton International Airport)
100 Terminal Road
Avoca, Pennsylvania 18641

8.	Other names or tradenames now or formerly used by the Grantor:

Silver Beaver Mining Company, Inc. (until 5/24/00
Shadows Bend Development, Inc. (until 8/20/04)
FBO Air, Inc. (until 12/13/06)
FirstFlight, Inc. (until 9/2/09)

9.	List of all existing Commercial Tort Claims (by case title with court and brief description of claim):

None

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